Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135568 on Form S-8 of United Western Bancorp, Inc. 401(k) Plan of our report dated June 29, 2009 appearing in this Annual Report on Form 11-K of United Western Bancorp, Inc. 401(k) Plan for the year ended December 31, 2008.

/s/  Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 29, 2009